Exhibit 10.3

4101 Winfield Road
Warrenville, IL 60555
(312) 326-8000

October 1, 2016

Mr. Daniel L. Knotts

*********

*********

Dear Dan:

The purpose of this letter is to amend and restate in its entirety the Employment Agreement, dated as of November 28, 2008, between you and R.R. Donnelley & Sons Company (the “Company”). In recognition of your importance to the Company, its officers, directors, subsidiaries, affiliates, and successors or assigns and to further the Company’s interests, we are pleased to offer you this employment letter (the “Agreement”). All capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in Annex A.

The terms of this Agreement are as follows:

1. Title and Responsibilities. You will serve as Chief Executive Officer, based in Warrenville, Illinois, in accordance with the terms and provisions of this Agreement as well as any employment and other policies applicable to employees of the Company and its subsidiaries from time to time during the term of your employment. You will have the customary duties, responsibilities and authorities of such position. You will also receive such office, staffing and other assistance as is commensurate with that received by other executives at your level in a corporation of similar size and nature.

2. Employment at Will. You and we acknowledge that your employment with the Company constitutes “at-will” employment and that either party may terminate your employment at any time upon written notice of termination within a reasonable period of time before the effective date of your Separation from Service.

3. Compensation. You will receive the following compensation and benefits, from which the Company may withhold any amounts required by applicable law.

a)	Base Salary. The Company will pay you a base salary (“Base Salary”) at the rate of $950,000 per year. This Base Salary will be paid in accordance with the normal payroll practices of the Company.

b)	Annual Bonus. In respect of each calendar year of the Company, you will be eligible to receive an annual bonus (the “Annual Bonus”) in accordance with the Company’s annual incentive compensation plan (the “Plan”) with a target bonus opportunity of 125% of Base Salary. The performance objectives for your Annual Bonus with respect to each calendar year will be determined as provided for in the Plan. Any Annual Bonus which you become entitled to receive shall be paid to you at the time set forth in the Plan.

c)	Equity. You will be eligible to receive equity grants at amounts that align to general market practices.

d)	Vacation. You will be eligible for five weeks of vacation annually.

e)	Benefits. You will continue to be eligible to participate in the employee benefit plan and programs generally applicable to Company employees.

f)	Car Allowance. You will receive a car allowance in the amount of $1,400 per month.

g)	Financial Planning, Supplemental Life and Disability. You will be entitled to a Financial Planning allowance of up to $12,000, and Supplemental Executive Life and Supplemental Executive Disability Insurance consistent with other executives at your level in the Company.

h)	Perquisites. You will be eligible to receive any other perquisites or employee benefits provided to other executive officers of the Company.

4. Severance. If your Separation from Service with the Company is initiated by the Company without Cause, the following will apply:

a.	Separation from Service Not Following a Change in Control

If, prior to a Change in Control, your separation from service within the meaning of Treasury Regulation§ l.409A-l(h) (a “Separation from Service”) with the Company is initiated by the Company without Cause or if your Separation from Service is initiated by you for Good Reason:

i.	the Company will pay you an amount equal to two times your Annualized Total Compensation, subject to the prompt execution by you of a customary release, which amount shall be payable in equal installments on the 15th and the last days or each of the twenty-four (24) months following the thirtieth (30th) day after the date of your Separation from Service (the “Termination Date”) (if the 15th or last day of a month is not a business day, on the closest business day to such date):

ii.	the Company will provide to you a continuation of all benefits, including a car allowance and other related benefits, if any, which you were eligible to receive immediately prior to your Separation from Service, for the twenty-four (24) months following the Termination Date (the value of a benefit available in any year that is not used in that year may not be carried over and made available in any other year); and

iii.	all outstanding stock options, restricted stock or restricted stock unit awards or other equity grants (other than performance shares or performance share units) issued to you will vest 100% immediately as of the Termination Date.

Upon your Separation from Service prior to a Change in Control, any performance shares or performance share units will vest in accordance with the applicable award agreement. Your rights of indemnification under the Company’s and any of its subsidiaries’ organizational documents, any plan or agreement at law or otherwise and your rights thereunder to director’s and officer’s liability insurance coverage for, in both cases, actions as an officer and director of the Company and its affiliates shall survive your Separation from Service. In the event of your Separation from Service, you will be deemed to resign as an officer and director of the Company and its subsidiaries and affiliates.

b.	Separation from Service Following a Change in Control

If, following a Change in Control, you have a Separation from Service initiated by the Company without Cause or if you have a Separation from Service initiated by you for Good Reason:

i.	the Company will pay you an amount equal to 2.99 times your Annualized Total Compensation, subject to the prompt execution by you of a customary release, which amount shall be paid to you in a lump sum as soon as is reasonably practicable following the Termination Date; but only if the Termination Date occurs within two years after the Change in Control; provided, however, that if the Change in Control is not a “change in control event,” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such amount shall be payable in equal installments over the twenty-four (24) months following your Termination Date at the same times described in Section 4(a)(i);

ii.	the Company will provide to you a continuation of all benefits, including a car allowance and other related benefits, if any, which you were eligible to receive immediately prior to such Separation from Service, until and including the last day of the second calendar year following the calendar year in which the Termination Date occurs (the value of a benefit available in any year that is not used in that year may not be carried over and made available in any other year);

iii.	all outstanding stock options, restricted stock or restricted stock unit awards or other equity grants (other than performance shares or performance share units) issued to you will vest 100% immediately as of the Termination Date and any performance shares or performance share units will vest in accordance with the applicable award agreement: and

iv.	you shall be entitled to a pro rata bonus under the Company’s annual bonus program in effect for the year in which the Termination Date occurs, which pro rata bonus shall be paid at the same time as annual bonuses for such year are paid to the Company’s senior executives, but in no event later than the end of the 2 1/2 month period occurring after the year in which the Termination Date occurs, and such pro rata bonus shall be equal to the amount, if any, which you would have received under such plan (without regard to any executive-specific objectives), on the basis of the Company’s actual performance for the year, had you not had a Separation from Service, multiplied by a fraction, the numerator of which is the number of days in the year elapsed prior to the Termination Date and the denominator of which is 365.

v.	the Company will pay you a lump sum of $75,000, payable six months and one day following your Separation from Service,

Your rights of indemnification under the Company’s and any of its subsidiaries’ organizational documents, any plan or agreement at law or otherwise and your rights thereunder to directors’ and officers’ liability insurance coverage for, in both cases, actions as an officer and director of the Company and its affiliates shall survive your Separation from Service. In the event of your Separation from Service, you will be deemed to resign as an officer and director of the Company and its subsidiaries and affiliates.

Notwithstanding the foregoing, your Separation from Service initiated by the Company without Cause or your Separation from Service initiated by you for Good Reason which takes place within six (6) months prior to a “change in control event,” within the meaning of section 409A of the Code, shall be, presumptively, a Separation from Service following a Change in Control.

5.	Section 409A. If you are a “specified employee” within the meaning set forth in the document entitled “409A: Policy of R.R. Donnelley & Sons Company and its Affiliates Regarding Specified Employees” on the date of your Separation from Service, then any amounts payable pursuant to this Agreement or otherwise that (i) become payable as a result of your Separation from Service and (ii) are subject to section 409A of the Code as a result of your Separation from Service shall not be paid until the earlier of (x) the first business day of the seventh month occurring after the month in which the date of your Separation from Service occurs and (y) the date of your death. Notwithstanding the immediately preceding sentence, amounts payable to you as a result of your involuntary Separation from Service that do not exceed two times the lesser of (i) your annualized compensation based upon your annual rate of Base Salary for the year prior to the year in which the date of your Separation from Service occurs and (ii) the maximum amount that may be taken into account under section 401(a)(17) of the Code in the year in which the date of your Separation from Service occurs may be paid as otherwise scheduled. If any compensation or benefits provided by this Agreement may result in the application of section 409A of the Code, then the Company shall, in consultation with you, modify this Agreement to the extent permissible under section 409A of the Code in the least restrictive manner as necessary to exclude such compensation and benefits from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code. By signing this Agreement you acknowledge that if any amount paid or payable to you becomes subject to section 409A of the Code, you are solely responsible for the payment of any taxes and interest due as a result.

6.	Treatment of Certain Payments

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to you, whether under this Agreement or otherwise, to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide you with a greater after tax amount than if such amounts were not reduced, then the amounts payable to you under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable to you, if applicable, shall be made by reducing first cash severance, followed by equity vestings, etc.

(b) All determinations required to be made under this Section 6 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board of Directors of the Company (the “Board”) shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to you that he or she is not required to report any Excise Tax on his or her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish you with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and you (except as provided in paragraph (c) below).

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, you by the Company, which are in excess of the limitations provided in this Section 6 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to you made on the date you received the Excess Payment and you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 6. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to you within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you until the date of payment. You shall cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax or the determination of the Excess Payment.

7.	Restrictive Covenants. You and the Company recognize that, due to the nature of your employment and relationship with the Company, you will have access to and develop confidential business information, proprietary information, and trade secrets relating to the business and operations of the Company. You acknowledge that such information is valuable to the business of the Company, and that disclosure to, or use for the benefit of, any person or entity other than the Company, would cause substantial damage to the Company. You further acknowledge that your duties for the Company include the opportunity to develop and maintain relationships with the Company’s customers, employees, representatives and agents on behalf of the Company and that access to and development of those close relationships with the Company’s customers render your services special, unique and extraordinary. In recognition that the good will and relationships described herein are assets and extremely valuable to the Company, and that loss of or damage to those relationships would destroy or diminish the value of the Company, you agree as follows. The parties hereby deem the payment of 18 months of Annualized Total Compensation (which shall not be in addition to amounts payable to you pursuant to paragraph 4(a) hereof) to be the minimum consideration for the restrictive covenant obligations set forth below.

8.	Noncompetition. In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement, the positions of trust and confidence you occupy and have occupied with the Company and the information of a highly sensitive and confidential nature obtained as a result of such positions, you agree that, from the date of your Separation from Service for any reason, including a Separation from Service initiated by the Company with or without Cause, and for 18 months thereafter, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, worldwide, engage in any business which is competitive with the business of the Company. You may, however, own stock or the rights to own stock in a company covered by this paragraph that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as your holdings of stock or rights to own stock do not exceed the lesser of (i) 1% of the capital stock entitled to vote in the election of directors or (ii) the combined value of the stock or rights to acquire stock does not exceed your gross annual earnings from the Company.

9.	Importance of Customer Relationships. You recognize that the Company’s relationship with the customer or customers you serve, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customers’ and other employees’ contacts with the Company and its employees, including you. As a result of your position and customer contacts, you recognize that you will gain valuable information about (i) ’the Company’s relationship with its customers, their buying habits, special needs, purchasing policies, (ii) the skills, capabilities and other employment-related information about the Company’s employees, and (iii) other matters which you would not otherwise know and which is not otherwise readily available. Such knowledge is essential to the business of the Company and you recognize that your Separation from Service shall require the Company to rebuild that customer relationship to retain the customer’s business. You recognize that during a period following your Separation from Service, the Company is entitled to protection from your using the information and customer and employee relationships with which you have been entrusted by the Company during your employment.

10.	Nonsolicitation of Customers. You shall not, while employed by the Company and for a period of 18 months from the date of Separation from Service with the Company for any reason, including your Separation from Service initiated by the Company with or without Cause, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity, solicit or provide services which are the same as or similar to the services the Company provided or offered while you were employed by the Company to any customer or prospective customer of the Company (i) with whom you had direct contact in the course of your employment with the Company or about whom you learned confidential information as a result of your employment with the Company or (ii) with whom any person over whom you had supervisory authority at any time had direct contact during the course of his or her employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

11.

Nonsolicitation of Employees. You shall not, while employed by the Company and for a period of two years from the date of your Separation from Service with the Company for any reason, including your Separation from Service initiated by the Company, with or without Cause, either directly or indirectly solicit, induce or encourage any Company employee(s) to terminate their employment with the Company or to accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall you cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (a) initiating communications with a Company employee relating to possible employment, (b)

offering bonuses or additional compensation to encourage Company employees to terminate their employment with the Company and accept employment with a competitor, supplier or customer of the Company, or (c) referring Company employees to personnel or agents employed by competitors, suppliers or customers of the Company.

12.	Confidential Information. You are prohibited from, at any time during your employment with the Company or thereafter, disclosing or using any Confidential Information for your benefit or any other person or entity, unless directed or authorized in writing by the Company to do so, until such time as the information becomes generally known to the public without your fault. “Confidential Information” means information (i) disclosed to or known by you as a consequence of your employment with the Company, (ii) not generally known to others outside the Company, and (iii) that relates to the Company’s marketing, sales, finances, operations, processes, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, industry contacts made during your employment, and customer information, including customer needs, contacts, particular projects, and pricing. These restrictions are in addition to any confidentiality restrictions in any other agreement you may have signed with the Company.

13.	Obligation upon Subsequent Employment. If you accept employment with any future employer during the time period that equals the greater of one year following the date of your Separation from Service with the Company and the Severance Period (regardless of whether you actually receive severance benefits during that period), you will deliver a copy of this Agreement to such employer and advise such employer concerning the existence of your obligations under this Agreement.

14.	Company’s Right to Injunctive Relief. By execution of this Agreement, you acknowledge and agree that the Company would be damaged irreparably if any provision under this Restrictive Covenants Section were breached by you and money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns in order to protect its interests, shall pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). With respect to such enforcement, the prevailing party in such litigation shall be entitled to recover from the other party any and all attorneys’ fees, costs and expenses incurred by or on behalf of that party in enforcing or attempting to enforce any provision under this Restrictive Covenants Section or any other rights under this Agreement.

15.	General.

i.	Acknowledgement of Reasonableness and Severability. You acknowledge and agree that the provisions of this Agreement, including the Restrictive Covenants Section are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company. If any court subsequently determines that any part of this Agreement, including the Restrictive Covenants Section, is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

ii.	Non-duplication of Severance Pay. If, upon ultimate Separation from Service, the separation pay for which you would be eligible under the R.R. Donnelley & Sons Company Separation Pay Plan applicable to employees generally, if any, would be greater than the separation pay payable under to this Agreement, then your Severance Pay shall be increased to correspond to the pay you would have been eligible for under such Plan. To avoid duplicate payments, if you are eligible to receive severance under this Agreement, you hereby waive any payments under the R.R. Donnelley & Sons Company Separation Pay Plan.

iii.	Employee Breach. If you breach this Agreement or any other agreement you have signed with the Company, the Company may, in its complete discretion, stop making any of the payments provided for in this Agreement.

iv.	Arbitration. Any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be determined by a single arbitrator in Chicago, Illinois, in accordance with the rules of JAMS; provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the State of Delaware or the Federal courts of the United States of America located in the District of Delaware in connection therewith. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party he determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights.

v.	Governing Law. All disputes arising under or related to this Agreement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Delaware as applied to agreements executed in and to be fully performed within that State.

vi.	Notice and Execution. This Agreement may be executed in counterparts. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and deemed to have been given if delivered personally or sent by certified mail, return receipt requested, to you at the address above, and to the Company at its Corporate Headquarters (Attn: Corporate Secretary).

vii.	Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter contained herein, and fully supersedes any prior agreements or understandings between us. This Agreement may not be changed or amended orally, but only in writing signed by both parties.

viii.	Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

ix.	Assignments and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. Your rights to payments or benefits under this Agreement shall inure to the benefit of and be binding upon your designated beneficiary or legal representative, provided, however, that you may not assign any of your rights and obligations hereunder.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the Chief Human Resources Officer.

Very truly yours,

R. R. Donnelley & Sons Company

By:	/s/ Thomas Carroll
Thomas Carroll

ACCEPTED AND AGREED to this 1st day of October, 2016.

/s/ Daniel L. Knotts
Daniel Knotts

Annex A

Definitions

“Annualized Total Compensation” means Base Salary plus Annual Bonus (at the target level) for one year at the rate in effect immediately before the date of your Separation from Service, but, for these calculations only, your Base Salary and target bonus percentage shall not be less than the amount set forth in Section 3, above.

“Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such failure subsequent to your being delivered a notice of termination without Cause) after a written demand for substantial performance is delivered to you by the Board that identifies the manner in which you have not performed your duties, (ii) your willful engaging in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company, (iii) conviction of or the pleading of nolo contendere with regard to a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) a refusal or failure to attempt in good faith to follow the written direction of the Board (provided that such written direction is consistent with your duty and station) promptly upon receipt of such written direction. A termination for Cause after a Change in Control shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Company prior to a Change in Control. For the purposes of this definition, no act or failure to act by you shall be considered “willful” unless done or omitted to be done by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Company shall provide you with a reasonable amount of time, after a notice and demand for substantial performance is delivered to you, to cure any such failure to perform, and if such failure is so cured within a reasonable time thereafter, such failure shall not be deemed to have occurred.

“Change in Control” means the occurrence of any one of the following events:

(i) individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director: provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall he deemed to be an incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and l4(d)(2) of the Exchange Act is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue or any of the following acquisitions: (A) by the Company or any subsidiary. (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii));

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form or corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50%, of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership or 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Secu1ities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) other than persons set forth in (A) through (D) of paragraph (ii) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv) the closing of a sale of all or substantially all of the Company’s assets, other than to an entity or in a manner where the voting securities immediately prior to such sale represent directly or indirectly after such sale of least 50% of the voting securities of the entity acquiring such assets in approximately the same proportion as prior to such sale; or

(v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding: provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

“Committee” means a committee designated by the Chief Human Resources Officer of the Company.

“Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

(i) a change in the Executive’s duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of the Executive’s duties, responsibilities or status with the Company (other than a temporary change that results from or relates to the incapacitation of the Executive due to physical or mental illness);

(ii) a material reduction by the Company in Executive’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time thereafter:

(iii) any requirement of the Company that Executive’s office be more than seventy-five (75) miles from Executive’s place of residence as of the date of this Agreement; or

(iv) any material breach of the Agreement by the Company.

Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within ten (10) days after receipt of notice thereof given by Executive. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacities due to mental or physical illness and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within ninety (90) days following the initial existence of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

“Separation from Service” means a termination of employment with the Company within the meaning of Treasury Regulation § 1.409A-1(h).

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